UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

March 31, 2017

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2017, ON Semiconductor Corporation (the “Company”) completed its previously announced private unregistered offering of $575 million aggregate principal amount of its 1.625% senior convertible notes due 2023 (the “Notes”), which amount includes the full exercise of the initial purchasers’ option to purchase additional Notes.

Indenture

The Notes were issued under an Indenture (the “Indenture”), dated as of March 31, 2017, by and among the Company, certain of the Company’s subsidiaries, as guarantors (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture provides, among other things, that the Notes will bear interest at a rate of 1.625% per year, payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2017, and will mature on October 15, 2023, unless earlier repurchased by the Company or converted pursuant to their terms. The Company may not redeem the Notes prior to their maturity date.

The Notes are fully and unconditionally guaranteed, on a joint and several basis, by each of the Company’s subsidiaries that is a borrower or guarantor under the Credit Agreement (as defined below). In the future, the Notes will be fully and unconditionally guaranteed by each of the Company’s subsidiaries that becomes a borrower or guarantees any indebtedness under the Credit Agreement.

Prior to the close of business on the business day immediately preceding July 15, 2023, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2017 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of such period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate transactions described in the Indenture. On or after July 15, 2023, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or a portion of their Notes at any time.

Upon conversion, the Notes will be settled in cash, shares of the Company’s common stock or any combination thereof at the Company’s option. The initial conversion rate of the Notes is 48.2567 shares of the Company’s common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $20.72 per share). The conversion rate is subject to adjustment upon the occurrence of certain specified events as set forth in the Indenture. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase, in certain circumstances, the conversion rate for a holder who elects to convert its Notes in connection with such corporate event.

Upon the occurrence of a fundamental change (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture contains customary events of default. In case of certain events of bankruptcy, insolvency or reorganization involving the Company or any of its significant subsidiaries, 100% of the principal of, and accrued and unpaid interest, if any, on all of the then outstanding Notes will automatically become due and payable. In the case of any other event of default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the Notes to be due and payable immediately.

The offering of the Notes, the guarantees by the Guarantors and any shares of common stock issuable upon conversion of the Notes was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Any shares of common stock issuable upon conversion of the Notes will be issued pursuant to Section 3(a)(9) of the Securities Act. The Company does not intend to file a registration statement for the resale of the Notes, the guarantees by the Guarantors or the shares of the Company’s common stock issuable upon conversion of the Notes, if any.

Certain of the initial purchasers of the Notes and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to the full text of the Indenture and the Form of Global 1.625% Senior Convertible Note due 2023, copies of which are filed as Exhibit 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Second Amendment to Credit Agreement

On March 31, 2017, the Company and the Guarantors entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement, dated as of April 15, 2016, as amended by the First Amendment (the “First Amendment”) thereto, dated as of September 30, 2016, with the several lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent (the “Agent”), Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., HSBC Securities (USA) Inc. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners, Barclays Bank PLC, Compass Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Morgan Stanley Senior Funding, Inc., BOKF, NA and KBC Bank N.V., as co-managers, and HSBC Bank USA, N.A. and Sumitomo Mitsui Banking Corporation, as co-documentation agents (as amended by the First Amendment and Second Amendment, the “Credit Agreement”).

The Second Amendment provides for, among other things, modifications to the Credit Agreement to allow the Notes to rank pari passu with borrowings under the Credit Agreement and to reduce the interest rates payable under the term loan “B” facility (the “Term Loan “B” Facility”) and the revolving credit facility (the “Revolving Credit Facility”) .

Borrowings under the Credit Agreement may be incurred in U.S. Dollars, Euros, Pounds Sterling, Japanese Yen or any other currency approved by the Agent and the lenders under the Revolving Credit Facility, subject to certain qualifications described in the Credit Agreement. Regardless of currency, all borrowings under the Credit Agreement, may, at the Company’s option, be incurred as either eurocurrency loans (“Eurocurrency Loans”) or alternate base rate loans (“ABR Loans”).

Pursuant to the Credit Agreement, for any interest period ending after the date of the Second Amendment, Eurocurrency Loans will accrue interest at (i) a base rate per annum equal to the Adjusted LIBO Rate (as defined below) plus (ii) an applicable margin equal to (x) 1.75% with respect to borrowings under the

Revolving Credit Facility (with step-downs and step-ups as set forth in the Credit Agreement) or (y) 2.25% with respect to borrowings under the Term Loan “B” Facility.

Pursuant to the Credit Agreement, ABR Loans will accrue interest at (i) a base rate per annum equal to the highest of (x) the Federal funds rate plus 0.50%, (y) the prime commercial lending rate announced by Deutsche Bank AG, New York Branch from time to time as its prime lending rate and (z) the Adjusted LIBO Rate for a one month interest period (or if such day is not a business day, the immediately preceding business day) (determined after giving effect to any applicable “floor”) plus 1.00%; provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (as defined below), subject to the interest rate floors set forth in the Credit Agreement, plus (ii) an applicable margin equal to (x) 0.75% with respect to borrowings under the Revolving Credit Facility (with step-downs and step-ups as set forth in the Credit Agreement) or (y) 1.25% with respect to borrowings under the Term Loan “B” Facility.

“LIBO Rate” means a base rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration for such currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by Deutsche Bank AG, New York Branch from time to time in its reasonable discretion at approximately 11:00 a.m., London time, on the quotation day for such currency and interest period (in each case, the “LIBOR Screen Rate”); provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such interest period, then the LIBO Rate for such interest period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum determined by Deutsche Bank AG, New York Branch (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than such interest period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds such interest period, in each case, at such time.

“Adjusted LIBO Rate” means (x) the LIBO Rate for such interest period multiplied by (y) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System of the United States, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System of the United States.

Certain of the lenders under the Credit Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Convertible Note Hedge and Warrant Transactions

On March 31, 2017, the Company received aggregate proceeds of approximately $85.2 million from its previously disclosed sale of warrants (the “Warrants”) giving the counterparties thereto the right to acquire an aggregate of 27.7 million shares of the Company’s common stock at an initial strike price of $30.70 per share. The proceeds from the sale of the Warrants will be used to partially offset the aggregate $144.7 million cost to the Company of the previously disclosed privately-negotiated convertible note hedge transactions (the “Convertible Note Hedges”) that were entered into in connection with the pricing of the Notes and the exercise of the over-allotment option by the initial purchasers of the Notes.

Certain of the counterparties to the Convertible Note Hedge and Warrant transactions and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of March 31, 2017, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association

4.2	Form of Global 1.625% Senior Convertible Note due 2023 (included in Exhibit 4.1)

10.1	Amendment No. 2, dated as of March 31, 2017, to Credit Agreement, dated as of April 15, 2016, by and among the Company, the guarantors party thereto, Deutsche Bank AG New York Branch, as administrative agent, and the several lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: April 3, 2017	By:	/s/ Bernard Gutmann
Bernard Gutmann Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of March 31, 2017, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association

4.2	Form of Global 1.625% Senior Convertible Note due 2023 (included in Exhibit 4.1)

10.1	Amendment No. 2, dated as of March 31, 2017, to Credit Agreement, dated as of April 15, 2016, by and among the Company, the guarantors party thereto, Deutsche Bank AG New York Branch, as administrative agent, and the several lenders party thereto